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[SHEARMAN & STERLING LETTERHEAD]                   EXHIBIT 8.1



                                             June 12, 1998




Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of DM2,000,000,000 principal amount of 5 1/4% Notes due June 16, 2008, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated June 8, 1998 relating to registration statement Nos. 333-40477 and 333-50611, to which registration statement this consent is an exhibit.


                                        Very truly yours,


                                        /s/ Shearman & Sterling